Exhibit 5.1

	TransAtlantic Petroleum Ltd. 22 Victoria Street	Email jbodi@applebyglobal.com
	Hamilton HM 12	Direct Dial +1 441 295 3240
	Bermuda	Direct Fax
Tel +1 441 295 2244
	Attention	Fax +1 441 292 8666
Your Ref
Appleby Ref 141169.0002/JB/JA

3 December 2014
Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 applebyglobal.com

Dear Sirs

TransAtlantic Petroleum Ltd. (the Company)

We have acted as legal counsel in Bermuda to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, Washington, D.C. 20549 under The Securities Act of 1933, as amended, of up to 1,330,000 common shares of the Company (the “Common Shares”) issuable in accordance with an Arrangement Agreement (the “Arrangement Agreement”) dated September 2, 2014 between the Company and Stream pursuant to outstanding, unexercised options awarded under the Stream Oil & Gas Ltd. Stock Option Plan (the “Plan”) as described in the Registration Statement.

For the purposes of this opinion we have examined and relied upon the documents listed, (which in some cases, are also defined) in the Schedule to this opinion (the “Documents”).

Assumptions

In stating our opinion we have assumed:

(a)    the authenticity, accuracy and completeness of all Documents and other documentation examined by us or submitted to us as originals and the conformity to authentic original documents of all Documents and such other documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b)    that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

Appleby (Bermuda) Limited (the Legal

Practice) is a limited liability company

incorporated in Bermuda and

approved and recognised under the

Bermuda Bar (Professional

Companies) Rules 2009. “Partner” is

a title referring to a director,

shareholder or an employee of the

Legal Practice. A list of such persons

can be obtained from your

relationship partner.

Bermuda ¡ British Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company, its directors and its officers);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that there are no provisions of the laws or regulations of any jurisdiction, other than Bermuda, which would be contravened by the execution or delivery of the Plan or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Plan is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(g)	that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all of the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors to take the actions specified in the Resolutions, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein; and

(h)	that the general permissions contained in the Notice remain in full force and effect on the date on which either the Company issues or transfers any securities.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that the Common Shares, when issued in accordance with the Arrangement Agreement and the Plan and the applicable option agreement, will be duly authorised, validly issued, fully paid and non-assessable shares of the Company.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(c)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between such Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Continuance or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for, additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

Disclosure

This opinion is addressed to you in connection with the registration of the Common Shares with the Securities and Exchange Commission and is not to be made available, or relied on by any other person or entity (other than investors in the Common Shares), or for any other purpose, nor quoted or referred to in any public document nor filed with any governmental agency or person (other than the Securities and Exchange Commission in connection with the Registration Statement), without our prior written consent except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

SCHEDULE

1.	Certified copies of the Certificate of Continuance, Memorandum of Continuance and Bye-Laws adopted for the Company (collectively referred to as the “Constitutional Documents”).

2.	Certified copy of the unanimous written resolutions of the Directors effective 2 September 2014 (the “Resolutions”).

3.	A copy of the notice to the public dated 1 June 2005 as issued by the Bermuda Monetary Authority under the Exchange Control Act 1972 and the Exchange Control Regulations 1973 (the “Notice”).

4.	A certified copy of the Register of Directors and Officers.

5.	Registration Statement.

Bermuda ¡ British Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich

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